Exhibit 5.1

June 12, 2014

Micronet Enertec Technologies, Inc.
28 West Grand Avenue, Suite 3
Montvale, NJ 07645

Re: Exercise of Warrants pursuant to Registration Statement on Form S-3

Ladies and Gentlemen:

This opinion is furnished to you in connection with Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 (Registration No. 333-185470, the “Post-Effective Amendment”) being filed by Micronet Enertec Technologies, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the sale of an aggregate of up to 1,012,500 shares of common stock of the Company, $0.001 par value per share (the “Shares”), issuable upon exercise of warrants at an exercise price of $6.25 per share (the “Warrants”).

We are acting as counsel for the Company in connection with the issuance of the Shares upon exercise of the Warrants (the “Offering”). We have examined copies of the Post-Effective Amendment to be filed with the Commission. We have also examined and relied upon minutes of meetings of the Board of Directors of the Company as provided to us by the Company, stock record books of the Company as provided to us by the Company, the Certificate of Incorporation, as amended, and the Amended and Restated By-Laws of the Company (collectively the “Charter Documents”), and such other documents as we have deemed necessary for purposes of rendering the opinions hereinafter set forth.

In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents and the legal competence of all signatories to such documents.

The opinions rendered herein are limited to the Delaware General Corporation Law. We express no opinion herein concerning the federal laws of the United States of America or any state securities or blue sky laws. We express no opinion herein concerning any state securities or “blue sky” laws.

Based upon and subject to the foregoing, we are of the opinion that the Shares, when issued upon proper exercise of the Warrants and receipt of the exercise price therefor by the Company, will be validly issued, fully paid and nonassessable.

June 12, 2014

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, as further limited above, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Post-Effective Amendment and to the reference to this firm under the caption “Legal Matters” in the Post-Effective Amendment. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Zysman, Aharoni, Gayer and Sullivan & Worcester LLP

Zysman, Aharoni, Gayer and Sullivan & Worcester LLP